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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of PETsMART, Inc. on Form S-3 of our report relating to the consolidated financial statements of Petstuff, Inc. and subsidiaries for the year ended January 29, 1995, dated March 17, 1995 (June 21, 1995 as to Note
11)(which expresses an unqualified opinion and includes an explanatory paragraph regarding a certain complaint), appearing in the Annual Report on Form 10-K of PETsMART, Inc. for the fiscal year ended February 2, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP


Atlanta, Georgia
January 22, 1998